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                                                                    Exhibit 99.1

                               [PARTY CITY LOGO]

                                                                    NEWS RELEASE

                                        Contact:      Linda M. Siluk
                                                      Chief Financial Officer
                                                      (973) 983-0888 Ext. 492

                                        Investors:    Cara O'Brien/Athan Dounis
                                        Media:        Stephanie Sampiere
                                                      FD Morgen-Walke
                                                      (212) 850-5600

               PARTY CITY CORPORATION ANNOUNCES MANAGEMENT CHANGE
                         ~ James Shea Resigns as CEO ~
                ~ Director Nancy Pedot to Serve as Acting CEO ~

     Rockaway, New Jersey, April 11, 2003 - Party City Corporation (Nasdaq:
PCTY), America's largest party goods chain, today announced that James Shea has resigned as Chief Executive Officer, effective immediately. Mr. Shea, who served in this position since December 1999, is departing the Company to pursue other opportunities. In a separate release the Company also today announced third quarter sales results.

     Ralph Dillon, Non-Executive Chairman of the Board of Directors, stated, "Jim has assisted Party City in the dramatic improvements it has achieved over the past three years. We thank him for his contributions to the Company and wish him the very best in his future endeavors."

     Mr. Shea will be replaced by Nancy Pedot, a member of the Company's Board of Directors, who will serve as Acting Chief Executive Officer until such time as a permanent successor is named. Ms. Pedot has been a Director of the Company since November 2000 and has extensive experience in the retail industry. She has served on the board of directors of several retail public companies since 1997, when she left The Gymboree Corporation (Nasdaq: GYMB), which she had served as President and Chief Executive Officer since 1994.

     The Company will host a brief conference call to discuss the contents of this release today at 11:00 a.m. Eastern Time. The conference call will be simultaneously broadcast live over the Internet at www.partycity.com. An on-line archive will be available on the Company's website until April 25, 2003. Additionally, a taped replay of the call will be available until 12:00 p.m. on April 15, 2003. The replay can be accessed by dialing 800-753-9197.

                                    ~ more ~

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     Party City Corporation is America's largest party goods chain and currently operates 241 Company-owned stores and 241 franchise stores. To learn more about the Company, visit the Company's web site at http://www.partycity.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company's specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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